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                                 EXHIBIT 99.1

                             Joint Press Release







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                            CHARTER ONE BANK, F.S.B.
                                       and
                                    HOMEBANK



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
CONTACTS FROM CHARTER ONE:                        CONTACT FROM HAVERFIELD:
    INVESTORS-  Ellen Batkie (800) 262-6301          William A. Valerian (216) 348-2801
    MEDIA-      William Dupuy (216) 566-5311
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         CHARTER ONE AND HAVERFIELD AGREE TO MERGE IN STOCK TRANSACTION
         ---------------------------------------------------------------

CLEVELAND, Ohio, April 23, 1997 -- The boards of directors of Charter One Financial, Inc. (NASDAQ:COFI), the holding company of Charter One Bank, F.S.B., and Haverfield Corporation (NASDAQ:HVFD), the holding company of Home Bank, F.S.B., today announced a definitive agreement to merge in a stock-for-stock exchange. Home Bank, headquartered in Cleveland, Ohio, is a federally chartered savings and loan with $342 million in assets ($273 million in deposits) and 10 branch offices throughout the Cleveland area.

Terms of the agreement call for the tax-free exchange of $27.00 in Charter One common stock for each of Haverfield's common shares or a total consideration of approximately $53.7 million. The price will stay fixed at $27.00 per Haverfield share if Charter One's average stock price remains between $41.09 and $55.60 per share during a 20-day pricing period ending five business days before closing the transaction. The pricing reflects 180% of Haverfield's book value at March 31, 1997 and 15.7 times earnings (based on the past six months.) The merger, which would be accounted for as a pooling of interests, is expected to close near the end of the third quarter of 1997. Already approved by the boards of directors of both companies, the transaction requires the approvals of the Office of Thrift Supervision and Haverfield shareholders.

"We are very pleased with what this transaction means for our customers and our shareholders," stated William A. Valerian, Haverfield Chairman and Chief Executive Officer. "Charter One is one of Ohio's premier financial institutions and offers a broad array of products that meet the needs of our customer base. Home Bank customers will now enjoy a network of over 100 Ohio offices, more than half of which are in the greater Cleveland area." Valerian noted that all savings and loan contracts would be unchanged and that insured deposits would remain insured by the FDIC.


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"This combination strengthens our Cleveland presence by adding a franchise that has been a fixture in our community for more than 80 years," commented Charles John Koch, Charter One's Chairman and Chief Executive Officer. "I am pleased to say that even though we expect significant cost savings from the combination which would result in immediate earnings accretion, the effect on Haverfield's workforce should be minimal. We will consolidate a couple of suburban branches in the combined network but normal attrition will easily accommodate any dislocations at the branch level. Additionally, Home Bank currently has approximately 45 administrative support positions and we currently have over 100 positions in our Cleveland back office operation staffed by temporary workers.

Koch went on to announce that, following the acquisition, Valerian will join Charter One and serve as President of Charter One Investments, Inc., Charter One's brokerage services subsidiary.

Charles Webb & Company, a division of Keefe, Bruyette & Woods, Inc., served as financial advisor for Haverfield Corporation; Charter One did not rely on an outside advisor.

With approximately $14 billion in total assets, Charter One Bank is one of the largest thrifts in the country. The Bank has 174 branch locations: 94 branches in Ohio operating under the name Charter One Bank and 80 branches in Michigan operating under the name First Federal of Michigan. Additional information on Charter One may be found at the Company's web site: www.charterone.com.


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